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FOR IMMEDIATE RELEASE

CONTACTS:   THE QUANTUM GROUP, INC.      UTEK CORPORATION     DARTMOUTH COLLEGE
            Pam Lagano                   Diane Wiles          Catharine M. Lamm
            Lagano & Associates          813-754-4330         603-646-3943
            727-726-7910

    THE QUANTUM GROUP, INC., ANNOUNCES ACQUISITION OF UTEK CORPORATION'S TDI
     SUBSIDIARY CONTAINING LICENSE TO DARTMOUTH SURFACE DE-ICING TECHNOLOGY

Tustin, CA, Plant City, FL & Hanover, NH - - February 22, 2001 - - The Quantum Group, Inc. (OTC BB:QTMG), UTEK Corporation (Nasdaq Small Cap:UTOB) and Dartmouth College announced jointly today that the Trustees of Dartmouth College have granted a worldwide exclusive license for the ground surface applications of a novel ice adhesion modification technology, developed at Dartmouth's Thayer School of Engineering, to Technology Development, Inc.(TDI). TDI, a wholly-owned subsidiary of UTEK Corporation, has subsequently been sold by UTEK Corporation to The Quantum Group, Inc. in a stock-for-stock transaction.

The Dartmouth patented technology (US Patent # 6,027,075 and other patents pending) allows for the rapid non-thermal de-icing of surfaces using a novel electrochemical decomposition (electrolysis) technology invented by Dartmouth Engineering Professor Victor Petrenko. The technology may provide new de-icing capabilities for roadways, bridges and other surfaces exposed to cold environments.

The Quantum Group, Inc., through its new TDI subsidiary, will commercialize the Dartmouth de-icing technology for applications in motor vehicle roadways, bridges, and tunnels; airport runways, taxiways, and tarmacs; pedestrian walkways, bridges and tunnels; sports facilities and playgrounds; as well as for indoor and outdoor floors and ground covering systems. TDI may seek sub-licensees for some of the fields of application.

The Quantum Group, Inc., based in Tustin, California, acquires, develops, and brings to market new tire recycling technologies and technologies for improving the usability, safety, and performance of roadway surfaces, airport runways, and other structures.

UTEK Corporation is a business development company dedicated to building bridges between university developed technology and commercial organizations utilizing their unique U2Bsm business model. UTEK acquires, licenses and finances the further development of new university technologies for rapidly growing technology companies. These intellectual capital assets are then sold to technology companies for an equity stake. With UTEK's U2B(SM) model, companies can rapidly grow their technology assets while universities receive 100% of the royalties for each transferred technology.

Dartmouth College, located in Hanover, New Hampshire, is a member of the Ivy League and has been in the forefront of American higher education since 1769. Founded in 1867, Dartmouth's Thayer School of Engineering is one of the nation's oldest professional schools of engineering. The School comprises both the Undergraduate Department of Engineering Sciences at Dartmouth and a graduate professional school in engineering.

The foregoing news release contains forward-looking statements. For this purpose any statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate," or "continue" or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors: these factors when referencing The Quantum Group, Inc., are enumerated in Quantum's filings with the Securities and Exchange Commission, and the factors referencing UTEK are enumerated in UTEK's filings with the Securities and Exchange Commission.

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